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                                                                       EXHIBIT 1

                        Consent of Independent Auditors

Board of Directors
Meridian Gold Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-11337) of Meridian Gold Inc. of our report dated January 31, 2003, relating to the consolidated balance sheets of Meridian Gold Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the years in the three-year period ended December 31, 2002, which report appears in the 2002 annual report to shareholders of Meridian Gold Inc. included in the annual report on Form 40-F of Meridian Gold Inc. for the year ended December 31, 2002, and further consent to the use of such report in such annual report on Form 40-F.


                                        /s/ KPMG LLP
                                        KPMG LLP


Denver, Colorado
April 2, 2003